Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

ZANETT COMMERCIAL SOLUTIONS, INC.

PS GOLIVE LLC

and

MICHAEL JOHNSON

Dated as of November 25, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 25th day of November, 2008 by and among ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation (“Buyer”), a wholly-owned subsidiary of Zanett, Inc. (“Zanett”), PS GOLIVE LLC, a Florida limited liability company (“Seller”), and MICHAEL JOHNSON, an individual residing in the state of Florida and owner of all of the outstanding equity interests of Seller (the “Owner”).

WHEREAS, Seller is an Oracle Partner and authorized Oracle software reseller engaged in the business of, among other things, providing upper end services for PeopleSoft Enterprise products and business processes.

WHEREAS, the parties hereto desire to provide for the sale of substantially all of the assets of Seller to Buyer, and for certain other matters, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions.

“Actual Net Working Capital” shall mean (i) Current Assets including cash, minus (ii) Current Liabilities, in each case as of the Closing Date, all as recorded on the Closing Financial Statements.

“Adjusted Income” shall mean for any period, earnings of Seller and its subsidiaries before deductions for Taxes, depreciation and amortization subject to the provisions, qualifications and other provisions of this Agreement, in accordance with GAAP as applied on a basis consistent with Seller’s past practices. In determining such Adjusted Income:

(i) Adjusted Income shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

(ii) No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Buyer or any of its Affiliates to Seller; and

(iii) No deduction shall be made for legal or accounting fees and expenses arising out of, or payments made pursuant to this Agreement or any agreement contemplated hereby.

“Adjusted Income Target” shall mean (i) for the first One-Year Performance Period, $990,000, (ii) for the second One-Year Performance Period, $1,158,000 and (iii) for the third One-Year Performance Period, $1,284,000.

“Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“American Express Debt” shall mean all amounts due under Seller’s American Express Cash Rebate Card and American Express Blue Cash for Business Credit Card (collectively the “American Express Debt”).

“Authority” means the United States of America or any other nation, any state, or other political subdivision thereof, or any entity, agency, or authority (foreign, federal, state, or local) exercising executive, legislative, judicial, regulatory, or administrative functions of government.

“Authorizations” means any federal, foreign, state, local, regulatory and other governmental consents, licenses, certificates permits, franchises, approvals, notifications, numbers, identifiers, grants, and other authorizations issued, granted, given, or otherwise made available by or under the authority of any Authority or pursuant to any Law.

“Benefit Plans” shall mean any profit sharing, group insurance, medical, dental and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by a party, or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of a party’s former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement plan or agreement.

“Books and Records” shall mean (i) the minute books of Seller containing the minutes of all meetings and written consents of the members and board of managers (or similar governing body) and (ii) all other books and records of Seller prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

“Business” shall mean the business currently carried on by Seller, including, without limitation, acting as an Oracle Partner and an authorized Oracle software reseller providing upper end servers for People Soft Enterprise products and business processes.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York or Florida.

“Closing” shall mean the purchase of the assets by Buyer as set forth herein.

“Closing Balance Sheet” shall mean the balance sheet of Seller included in the Closing Financial Statements.

“Closing Date” shall mean the date on which the Closing is completed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competitors” shall mean those entities other than Seller engaged in the Business.

“Current Assets” shall mean, in respect of any period, (i) all assets expected to be converted into cash or otherwise realized in the twelve months following the balance sheet date and recorded as current assets in Seller’s Financial Statements and the Closing Financial Statements in accordance with GAAP, as applied on a basis consistent with Seller’s past practices, including, but not limited to, cash and cash equivalents, accounts receivable, notes receivable, interest receivable, prepaid expenses, and current assets and any provisions recorded thereon and (ii) those items identified as “Current Assets” on Schedule 1.1.

“Current Liabilities” shall mean, in respect of any period, (i) all liabilities expected to be settled in the twelve months following the balance sheet date and recorded as current liabilities in Seller’s Financial Statements and the Closing Financial Statements in accordance with GAAP, as applied on a basis consistent with Seller’s past practices, including, but not limited to, accounts payable, accrued expenses, accrued payroll liabilities, interest payable, deferred revenue and the current portion of any debt obligations, and (ii) those items identified as “Current Liabilities” on Schedule 1.1.

“Deposit” shall have the meaning given to it in the Letter of Intent dated September 22, 2008 by and between Zanett and Seller.

“Effective Date” shall mean 11:59 P.M. on the Closing Date.

“Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

“Environmental Laws” means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders, agreements or settlements relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases or threatened releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Law (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), each as amended to date and all other state laws similar to any of the above.

“Environmental Liabilities” means all liabilities of Seller that (i) arise under or relate to violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed on Schedule 4.19 and (ii) are attributable to actions or omissions occurring or conditions existing on or prior to the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Financial Statements” shall mean Seller’s audited balance sheets as of December 31, 2005, 2006 and 2007 and related statements of income, statements of changes in shareholder’s equity and statements of cash flows for such years and Seller’s unaudited balance sheet as of September 30, 2008 and the related statements of income, statements of changes in shareholder’s equity and statements of cash flows for the nine months then ended

“GAAP” shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis.

“Hazardous Substances” means: (i) all Materials or Substances (whether or not wastes, contaminants or pollutants) that are or become regulated by any of the Environmental Laws, (ii) all Materials or Substances that are or become defined or described by any of the Environmental Laws as “hazardous” or “toxic” or a “pollutant,” “contaminant,” “hazardous substance,” “hazardous waste,” “extremely hazardous waste,” “acutely hazardous waste” or “acute hazardous waste,” and (iii) petroleum, including crude oil or any fraction thereof, asbestos, including asbestos containing materials, and polychlorinated biphenyls.

“Inventory” means, all assets of Seller, wherever located, which are finished goods or work in process of the Business, and raw materials, spare parts and all other materials and supplies held by Seller that were acquired for use or consumption by Seller in the production of finished goods for the Business, including all rights related to consignment inventory.

“Key Employees” shall mean Michael Johnson, Joseph Shobe, Lisa Edwards, John Simeone, Paul Grossman, Kelly Hewitt, John Gunnigle, Arnold Radwich, DeAnn Zier, Kristina Smallwood, Keerthi Byri, and Dhanraj Biyani.

“Law” means any law (including principles of common law), statute, regulation, rule, permit, license, certificate, judgment, order, award, or other decision or requirement of any arbitrator, court, government or governmental agency, instrumentality, or other Authority (domestic or foreign).

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including any Tax) or the performance of an obligation.

“Materials or Substances” shall mean all elements, compounds, substances, matrices or mixtures that are hazardous, toxic, ignitable, reactive or corrosive.

“Membership Unit” shall mean the limited liability company interest of Seller.

“One-Year Performance Period” shall mean each of the three successive annual periods commencing on December 1, 2008 and ending on November 30, 2011.

“Performance Period” shall mean each of the One-Year Performance Periods.

“Person” shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

“Receivables” shall mean the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to Seller’s operations, in each case determined in accordance with GAAP.

“Related Agreements” shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement including without limitation the Bill of Sale, the Confidentiality, Non-Competition, and Non-Solicitation Agreements, and the Lock-up Agreement.

“Related Party” means any officer, director, stockholder, member, or Affiliate of either Seller or Owner or any individual related by blood or marriage to any such Person.

“Reserves” shall mean those reserves for bad debts, contractual adjustments and disallowances, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by Seller and reflected in the Financial Statements.

“Revenue” shall mean gross revenue, calculated in accordance with GAAP, as applied on a basis consistent with Seller’s past practices.

“Revenue Target” means (i) for the first One-Year Performance Period, $3,400,000, (ii) for the second One-Year Performance Period, $3,900,000 and (iii) for the third One-Year Performance Period, $4,300,000.

“Schedules” shall mean the disclosure schedules delivered by Seller to Buyer pursuant to this Agreement.

“Target Net Working Capital” shall mean $0.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state, local, foreign, or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, Medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

“Tax Returns” shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Tax authority or other governmental authority.

“Wachovia Bank” shall mean Wachovia Bank, National Association.

“Wachovia Debt” shall mean that certain Promissory Note for a line of credit in the amount of $300,000 between Seller and Wachovia Bank dated April 25, 2008.

“Zanett Stock” shall mean the common stock of Zanett, $0.001 par value per share.

1.2 Location of Certain Defined Terms. The following terms used in this Agreement are defined in the Section indicated.

Additional Contingent Payment	3.2(b	)
Additional Contingent Payment Cap	3.2(b	)
Adjustment Payment	3.4(c	)
Advance Amount	3.5
Assumed Liabilities	2.4
Audit	8.7
Balance Sheet	4.4(e	)
Balance Sheet Date	4.5(e	)
Buyer Indemnified Parties	7.2(a	)
Buyout Payment	3.2(c	)
Claim	4.9
Closing	2.7
Closing Date	2.7
Closing Financial Statements	3.5(a	)
Confidential Information	8.2
Consent	2.2
Consideration	3.1
Contingent Payment	3.2(a	)
Contract	2.1(c	)
Damages	7.2(a	)
Debt Repayment	8.5(a	)
Default	4.10(i	)
Disputed Amounts	8.6
Excluded Assets	2.3
Excluded Liabilities	2.5
Indemnifying Party	7.3
Indemnified Party	7.3
Independent Accounting Firm	8.7
Intellectual Property	4.15(a	)
IRCA	4.12(f	)
IRS	4.1(d	)
Lock Up Agreement	9.2(m	)
Performance Period Financial Statements	8.6
Performance Period Requirements	3.2(a	)
Permitted Encumbrances	4.5(f	)
Pre-Closing Receivables	8.5(a	)
Purchased Assets	2.1
Seller Indemnified Parties	7.2(b	)

1.3 Construction.

(a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein” and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

(e) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f) “To the knowledge of Seller,” “to the best knowledge, information and belief of Seller” or any similar phrase shall be deemed to mean that (i) a Seller Responsible Person (as defined below) is actually aware of a particular fact or matter or (ii) a prudent individual in such Seller Responsible Person’s capacity could reasonably be expected to discover or otherwise become aware of that fact or matter in the ordinary course of performing his functions on behalf of Seller or in the ordinary course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this definition, the term Seller Responsible Person consists of all directors and executive officers of Seller, including Owner.

(g) “Material adverse change” or “material adverse effect” means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, prospects or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

(h) As all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II.

THE SALE AND TRANSFER OF ASSETS

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of, and on the basis of and in reliance upon, the covenants, agreements, and representations and warranties set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, and convey to Buyer, free and clear of any Liens other than Permitted Encumbrances, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to all assets, properties, goodwill, rights, and claims of every kind and description, personal and mixed, tangible and intangible, known and unknown, actual and contingent, and wherever situated, which are owned, leased, licensed, held, or used by Seller in the Business (excluding only the Excluded Assets) (the “Purchased Assets”). The transfer of the Purchased Assets shall not include the assumption of any liability by Buyer whatsoever unless Buyer expressly assumes such liability pursuant to Section 2.4. Without limiting the foregoing, the Purchased Assets shall include the following assets relating to the Business as they exist on the Closing Date and to the extent of Seller’s right, title, and interest therein, except to the extent they are Excluded Assets:

(a) all Inventory;

(b) all tangible personal property, including all furniture, equipment, computers and peripherals (including installed software), supplies, packaging, office materials, tools, parts, fixtures, machinery, and the tangible property listed on Schedule 2.1(b);

(c) all rights in, to, and under each purchase order (including open purchase orders for inventory), policy sheet, sales agreement, equipment lease, distribution agreement, licensing agreement, franchise, guaranty, release, instrument, contract, agreement, commitment, and arrangement (in every case, oral or written) to which Seller is a party or by which the Business or the Purchased Assets are otherwise bound (each, a “Contract”), including those Contracts listed on Schedule 2.1(c);

(d) all Intellectual Property used primarily in the Business;

(e) all Authorizations, including those Authorizations listed on Schedule 2.1(e) that are not identified as non-transferable;

(f) with respect to the Business, all books and records (including such books and records as are contained in computerized storage media), including all Inventory, purchasing, accounting, sales, export, import, manufacturing, and shipping records, all customer, supplier, and vendor lists, files, records, literature, and correspondence, all advertising, marketing, and public relations materials, and, subject to applicable Law, copies of all personnel records of Seller;

(g) all unperformed commitments or obligations owing to Seller which pertain to the Business or any of the Purchased Assets, (except those relating exclusively to Excluded Liabilities);

(h) all other tangible and intangible rights and property of Seller, including the telephone and telecopy numbers of Seller which are held, or used in, or necessary to, the operation of the Business;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Date;

(j) all claims of Seller against third parties relating to the Purchased Assets or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, including all causes of action, rights of action, contract rights, and warranty and product liability claims against third parties (except those relating exclusively to Excluded Liabilities);

(k) all rights of Seller in and to any and all security deposits in respect of any Purchased Asset; and

(l) all of the goodwill associated with the Business as a going concern.

2.2 Nonassignability. Notwithstanding anything in this Agreement to the contrary, if any Contract or Authorization included in the Purchased Assets may not be transferred without the consent, approval, or waiver (“Consent”) of a third party (including any Authority), such transfer or attempted transfer would constitute a breach thereof or a violation of any Law and such Consent is listed in Schedule 4.2(b), nothing in this Agreement or any Related Agreement shall constitute a transfer or attempted transfer thereof. To the extent that any Consent is not obtained by the Effective Date, Seller (a) shall cooperate with Buyer at its request in endeavoring to obtain such Consent promptly with Buyer and Seller each paying their own costs in connection therewith and (b) if any such Consent is unobtainable, shall cooperate with Buyer in any arrangement (provided that such arrangement is not a breach or violation of such Contract or Authorization) designed to provide for Buyer the benefits under the applicable Contract or Authorization (provided that such arrangement is not a breach or violation of such Contract or Authorization) as if such Contract and Authorization had been duly assigned to Buyer, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto. Buyer shall be responsible only for the liabilities or obligations arising out of the Contracts and Authorizations to the extent they are assigned or transferred to Buyer pursuant to the terms of this Agreement or Buyer is provided the benefits, claims, and rights under such Contracts and Authorizations.

2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following specified rights, properties, and assets of Seller shall not be included in the Purchased Assets (the “Excluded Assets”):

(a) cash and cash equivalents and marketable securities;

(b) all Receivables (other than any Pre-Closing Receivables transferred to Buyer pursuant to Section 8.5(b));

(c) seals, minute books, and Books and Records relating to the membership interests of Seller, bank accounts and taxpayer identification numbers;

(d) those assets specifically listed on Schedule 2.3(i);

(e) all casualty, liability, or other policies of insurance of Seller (except to extent set forth in Sections 2.1(i) and 2.1 (j)) and all claims and rights of Seller with respect to refunds related to such policies solely (and only to the extent) due to overpayments made by Seller prior to the Effective Date;

(f) all Benefit Plans of Seller and all assets owned or held by any such Benefit Plans;

(g) all claims and rights of Seller to any Tax refunds, Tax credits, or other Tax benefits; and

(h) Seller’s rights under this Agreement.

2.4 Assumed Liabilities. Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements, and representations and warranties set forth in this Agreement, at the Effective Date, Buyer shall assume and agree to discharge the liabilities and obligations of Seller to be performed or discharged after Closing pursuant to the Contracts included in the Purchased Assets (other than any liability or obligation for a breach or default that occurred prior to Closing or to pay money that accrued prior to the Effective Date) and listed on Schedule 2.4(a) Seller (collectively, the “Assumed Liabilities”).

2.5 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, or in any way be liable or responsible for, any direct or indirect liabilities, obligations, or debts of Seller or the Business of any type or nature, fixed or unfixed, known or unknown, accrued or unaccrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent or otherwise (collectively, the “Excluded Liabilities”), including the liabilities listed below, that are based on acts or omissions of Seller or any Affiliate of Seller occurring on, before or after the Effective Date. Seller shall retain all Excluded Liabilities and agrees to pay or discharge when due all of the Excluded Liabilities. Without limiting the foregoing, the Excluded Liabilities shall include all of the following:

(a) any obligation or liability relating to or arising out of the Excluded Assets;

(b) any obligation or liability relating to or arising out of the Wachovia Debt;

(c) any product warranty or product liability, negligence, or other claim of any nature in respect of products or services sold, manufactured, installed, or provided by or for Seller prior to the Effective Date;

(d) any obligation or liability for Taxes that have been or may be incurred as a result of Seller’s operation of the Business or ownership of the Purchased Assets on or before the Effective Date, including (i) any liability for deferred Taxes of any nature; and (ii) any Taxes of any Person for which Seller is liable, arising out of any tax sharing agreement as a transferee or successor, or by reason of membership in any affiliated group of corporations;

(e) any Environmental Liabilities arising or related to the operation of Seller and the Business, or arising or relating to the acts or omissions of any Person or Authority, or from any conditions, whether known or unknown, naturally occurring or otherwise, or any events, facts, or circumstances whatsoever, in each case first occurring before the Effective Date;

(f) any obligation or liability arising under any Contract that (i) is not transferred to Buyer as part of the Purchased Assets or (ii) relates to any breach or default (or an event which might, with the passing of time or the giving of notice or both, constitute a default) under any Contract or to any goods or services provided or to be provided by Seller under any such Contract arising out of or relating to periods prior to the Effective Date;

(g) any obligation or liability of Seller to indemnify its officers, directors, employees, or agents;

(h) any obligation or liability of the Business to any Affiliate or Related Party;

(i) any obligation or liability relating to any Benefit Plan, pension or retirement benefits (including any 401(k) plan) and health care or other employee benefits or employee stock option plans for employees or former employees;

(j) any obligation or liability under any employment, severance, retention, termination, or similar agreement with any employee of Seller or any of its Affiliates;

(k) any obligation or liability arising out of or related to any employee of Seller, including employee grievances, arising out of or relating to periods prior to the Effective Date;

(l) any obligation or liability of Seller to distribute to its member or otherwise to apply all or any part of the consideration received under this Agreement;

(m) any obligation or liability of Seller to the extent that Seller has the right to be indemnified by an insurer or other third party under the policies in force immediately preceding the Effective Date;

(n) any obligation or liability of Seller arising out of existing or pending claims, actions, suits, proceedings (arbitration or otherwise), litigations or investigations arising out of, or relating to, an occurrence or event happening before the Effective Date, whether or not set forth in the Disclosure Schedule;

(o) any obligation or liability arising out of any “bulk sale” type of Law or successor liability protection Law, including any Law regarding notice of the transactions contemplated hereby to be given to any Tax Authority or imposing Damages on Buyer or Buyer Parent or Liens on the Purchased Assets if such notice is not given;

(p) any obligation or liability arising under the WARN Act or any similar Law, to the extent caused by any action of Seller before the Effective Date;

(q) any obligation or liability (including any fees, expenses, or other payments) of Seller or Owner to any brokers, financial advisors, or comparable other Persons retained or employed by any of them in connection with the Agreement or the transactions contemplated hereunder;

(r) any obligation or liability of Seller for infringement associated with the use of any trademarks prior to the Effective Date; and

(s) all capital lease obligations of Seller and other outstanding debt of Seller, except as set forth on Schedule 2.5(r).

2.6 Certain Taxes. Seller and Owner shall be responsible for the payment of all Taxes imposed on Seller or Johnson that are payable or arise as a result of this Agreement or any related Agreements; provided, however, that Seller and Buyer shall share equally any transfer Taxes that are payable or arise as a result of the transactions contemplated by this Agreement.

2.7 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the first business day after the satisfaction or waiver of the conditions set forth in Article IX (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to by the parties hereto (the actual time and date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996 fax: (215) 988-2757, or at such other place as the parties hereto may agree.

2.8 Deliveries at the Closing At the Closing, in addition to the other actions contemplated elsewhere herein:

(a) Owner shall deliver, or shall cause to be delivered, to Buyer the following:

(i) a certificate, dated as of the Closing Date and duly executed by such Owner, to the effect set forth in Section 9.2(a) and 9.2(b) hereof;

(ii) a certificate from such Owner substantially in the form set forth in Treasury Regulation Section 1.1445-2(b); and

(iii) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(b) Seller shall deliver to Buyer the following:

(i) a certificate of an authorized officer of Seller, provided pursuant to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h);

(ii) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Seller, to the effect set forth in Section 9.2(a) and 9.2(b) hereof;

(iii) a certificate from the Secretary of State of Florida as to Seller’s formation, valid existence and good standing as a domestic limited liability company in the State of Florida, together with a certificate of good standing from the Secretary of State or other appropriate governmental official of each jurisdiction in which Seller is qualified to conduct its business as a foreign entity, all dated no more than five days prior to the Closing Date;

(iv) the third party consents and documents evidencing the termination of the agreements, in each case as specified in Schedule 2.7(b);

(v) an assignment, bill of sale, and assumption agreement in the form of Exhibit A (the “Bill of Sale”) executed by Seller;

(vi) an intellectual property assignment in the form of Exhibit B (the “Intellectual Property Assignment”) executed by Seller;

(vii) a certificate of the secretary of Seller in form and substance satisfactory to Buyer, dated as of the Closing Date, attaching (A) the certificate of formation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Florida, (B) the operating agreement of Seller, (C) incumbency, authority, and specimen signatures of each of the officers of Seller executing this Agreement and any other Related Agreement executed on behalf of Seller and certifying the authenticity of such signatures and (D) the resolutions duly adopted by the board of managers (or similar governing body) of Seller and by the sole member of Seller, authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereunder;

(viii) copies of executed payoff letters for all outstanding indebtedness of Seller, if any (other than the Wachovia Debt), along with duly executed releases or terminations of financing statements, or other evidence satisfactory to Buyer that all Liens on any Purchased Asset (other than Permitted Encumbrances) have been released and terminated; and

(ix) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(c) Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(i) a certificate, dated as of the Closing Date and duly executed by an authorized representative of Buyer, as applicable, to the effect set forth in Sections 9.3(a), and 9.3(b) hereof;

(ii) the Bill of Sale executed by Buyer;

(iii) the Intellectual Property Assignment executed by Buyer; and

(iv) such other documents and instruments as Seller may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

ARTICLE III.

CONSIDERATION

3.1 Consideration.

(a) The “Consideration” for the Purchased Assets, shall be up to $1,200,000 (plus the Additional Contingent Payment), subject to Section 3.2(c) and adjustment as set forth in this Article III, payable to Seller as follows:

(i) in respect of each of the One-Year Performance Periods, an amount of cash or Zanett Stock with a value (as described below) of up to $400,000, payable to the Seller after the Closing in accordance with Section 3.2(a) (each such payment, a “Contingent Payment”); and

(ii) such additional amount as Buyer may pay to the Seller after the Closing in accordance with Section 3.2(b) (such additional payment, the “Additional Contingent Payment”).

Buyer shall pay each Contingent Payment in cash, shares of Zanett Stock or a combination of both, as Buyer shall determine in its sole discretion; provided, however, that not less than 50% of any Contingent Payment shall be paid in cash. In respect of any portion of a Contingent Payment paid with Zanett Stock, the value of such Zanett Stock shall be calculated based on the average price for Zanett Stock as reported on NASDAQ (or such other national securities exchange or automated quotation system on which the Zanett Stock is listed or quoted) for the three (3) consecutive trading days ending on the trading day immediately prior to the last day of the corresponding One-Year Performance Period. In connection with all stock issuances hereunder, Zanett shall not be required to issue any fractional shares. All fractional shares shall be rounded up to the nearest whole number of shares of Zanett Stock.

3.2 Payment of Consideration.

(a) Contingent Payment. In respect of each Performance Period, upon complete satisfaction of the Performance Period Requirements set forth below, Buyer shall pay to Seller the applicable Contingent Payment. The Contingent Payment shall be determined as follows:

(i) If the Performance Multiple (defined below) for the Performance Period is less than one, the Contingent Payment shall be equal to the product of the Performance Multiple and the maximum Contingent Payment payable for the Performance Period; and

(ii) If the Performance Multiple for the Performance Period is equal to or greater than one, the Contingent Payment shall be equal to the maximum Contingent Payment payable for the Performance Period.

In respect of each Performance Period, the applicable Performance Multiple shall be calculated as follows:

PM = ((AI/AIT) + (R/RT))/2
Where

PM	=	the Performance Multiple;

AI	=	the Adjusted Income for the Performance Period;

AIT	=	the Adjusted Income Target for the Performance Period;

R	=	the Revenue for the Performance Period; and

RT	=	the Revenue Target for the Performance Period.

With respect to each Performance Period, the requirements set forth in paragraphs 1-4 below (the “Performance Period Requirements”) must be satisfied as a condition precedent to Buyer’s obligation to pay the applicable Contingent Payment to the Owners for such Performance Period:

1. The Adjusted Income of Buyer for the Performance Period must be equal to or exceed eighty-five percent (85%) of that Performance Period’s Adjusted Income Target; and

2. The Revenue of Buyer for the Performance Period must be equal to or exceed eighty-five percent (85%) of that Performance Period’s Revenue Target; and

3. During the Performance Period, Owner’s employment shall not have been terminated by Buyer, Seller or an Affiliate of Seller as applicable, and Owner shall not have terminated his employment with Buyer, Seller or an Affiliate of Seller as applicable; and

4. Each Key Employee shall be in compliance with all non-competition sections of any employment agreement or non-competition agreement to which he is a party (including the Confidentiality, Non-Competition, and Non-Solicitation Agreement referenced in Section 9.2(j) hereof). For purposes of this Section 3.2(a), any attempt by an Owner to have the above referenced agreements to which he is a party deemed void or unenforceable by a court of law or equity shall be deemed to be a violation of the Performance Period Requirements with respect to such Owner.

(b) Additional Contingent Payment. In the event that the Performance Multiple for each Performance Period is greater than one, following the completion of the third Performance Period and upon complete satisfaction of the Performance Period Requirements for each Performance Period, in addition to the payments called for by Section 3.2(a), Buyer shall pay Owner an amount equal to the sum of the maximum Contingent Payment payable for each Performance Period multiplied by the difference between the Performance Multiple for the applicable Performance Period and one; provided that the aggregate amount of the Contingent Payments and the Additional Contingent Payment payable for all Performance Periods, shall not exceed, in the aggregate, $1,500,000 (the “Additional Contingent Payment Cap”). Buyer shall pay the Additional Contingent Payment in cash, shares of Zanett Stock or a combination of both, as Buyer shall determine in its sole discretion; provided, however, that not less than 50% of the Additional Contingent Payment shall be paid in cash.

(c) Buyout Payment. Notwithstanding Section 3.1 or Section 3.2(a) and (b), Buyer shall have the option of paying the Buyout Payment, as defined below, prior to the one year anniversary of the Closing Date. If Buyer shall elect to make the Buyout Payment, such Buyout Payment shall be deemed to be the “Consideration” for purposes of this Agreement, and Buyer shall have no further obligation to make any Contingent Payment or the Additional Contingent Payment to Seller. The Buyout Payment shall be calculated as follows:

(i) If Buyer elects to pay the Buyout Payment on or prior to the six month anniversary of the Closing Date, the Buyout Payment shall be a lump sum cash payment of $750,000.

(ii) If Buyer elects to pay the Buyout Payment after the six month anniversary of the Closing Date, but on or prior to the one year anniversary of the Closing Date, the Buyout Payment shall be a lump sum cash payment of $1,000,000.

3.3 Accounting Procedures of the Company. Unless otherwise agreed to in writing by the parties, all financial statements for the Business for all times from and after the Closing shall be prepared separately in accordance with GAAP applied on a basis consistent with Seller’s past practices in a manner such that Adjusted Income, Revenue, any Contingent Payment, Additional Contingent Payment, and all matters relating to the calculation of Adjusted Income, Revenue and any Contingent Payment, Additional Contingent Payment (including the determination with respect to capitalization or expense of various items and related depreciation or amortization periods, reserve methods for accounts receivable and inventory, and the treatment of other unusual or extraordinary items) shall be determined in accordance with Seller’s past practices. The parties agree that any changes in GAAP accounting rules from and after the date hereof shall not affect the calculation of any contingent payment. The parties shall use the GAAP rules, regulations and standards in effect as of the date hereof as a basis for calculation of all contingent payments.

3.4 Determination of Working Capital Adjustment.

(a) As promptly as practicable after the Closing Date, but in no way more than ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared at its sole expense, and deliver to Owner balance sheets for Seller as of the Closing Date, and related statements of income, statements of change in Membership Unit holders’ equity and statements of cash flows, each prepared in accordance with GAAP, as applied on a basis consistent with Seller’s past practices (“Closing Financial Statements”) to determine the Actual Net Working Capital of Seller.

(b) In connection with the delivery of the Closing Financial Statements, Buyer shall deliver a calculation of Actual Net Working Capital and a notice (the “Buyer’s Notice of Adjustment”) setting forth its proposed adjustment, if any, of the Consideration contemplated hereby. Upon reasonable notice from Owner, Buyer will make available to Seller and its representatives all books, records, personnel, including auditors work papers, used in connection with the Actual Net Working Capital determination.

(c) The Consideration shall be decreased by any difference between the Target Net Working Capital and the Actual Net Working Capital (the “Adjustment Payment”). The amount of any Contingent Payment or Additional Contingent Payment payable to Seller shall be reduced, on a dollar-for-dollar basis, by an amount equal to the Adjustment Payment until the aggregate amount of such reductions equals the Adjustment Payment. If Buyer elects to make the Buyout Payment pursuant to Section 3.2(c), such Buyout Payment will be reduced, on a dollar-for-dollar basis, by an amount equal to the Adjustment Payment.

3.5 Advance Amount Adjustment The Consideration shall be further decreased by an amount equal to the sum of (i) the Deposit and (ii) the American Express Debt paid by Buyer pursuant to Section 8.6 (such sum, the “Advance Amount”). The amount of any Contingent Payment or Additional Contingent Payment payable to Seller shall be reduced, on a dollar-for-dollar basis by an amount equal to the Advance Amount until the aggregate amount of reductions equals the Advance Amount. If Buyer elects to make the Buyout Payment pursuant to Section 3.2(c), such Buyout Payment will be reduced, on a dollar-for-dollar basis, by an amount equal to the Advance Amount.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

As a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Owner hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by Buyer regardless of any investigation made or information obtained by or on behalf of Buyer.

4.1 Organization; Qualification; Corporate Records.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

(b) Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where any such failure would not have a material adverse effect on Seller. Schedule 4.1(b) lists each jurisdiction in which Seller is authorized to do business.

(c) The names of the managers and officers of Seller, together with the offices they hold, are set forth on Schedule 4.1(c). Seller has delivered to Buyer true and complete copies of (i) the certificate of formation of Seller, together with all amendments thereto and (ii) the operating agreement of Seller, together with all amendments thereto, as currently in effect.

(d) Except as set forth on Schedule 4.1(d), since January 1, 2008, Seller has not (i) made or permitted any change in the authorized, issued, or treasury shares of its equity securities, or (ii) taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to this Agreement. There is no liability for accumulated but unpaid distributions of cash or other property with respect to any equity interest in Seller.

(e) Except as set forth on Schedule 4.1(e) Seller has not made any distributions to any holders of Membership Units or participated in or effected any issuance, exchange or retirement of Membership Units, or otherwise changed the equity interests of holders of Membership Units within the one year immediately preceding the date of this Agreement.

(f) Except as set forth on Schedule 4.1(f), Seller has not conducted business under any name other than its own. Schedule 4.1(f) includes a list of all of Seller’s fictitious name registrations.

(g) Subject to the satisfaction of the conditions precedent set forth herein, Seller has the power to execute, deliver and perform this Agreement and the Related Agreements to which Seller is a party, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its certificate of formation, operating agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements. The execution and delivery of this Agreement has been approved by the members and operating manager of Seller. This Agreement is a valid obligation of Seller, legally binding upon it and enforceable in accordance with its terms.

(h) All books and financial records included in the Books and Records of Seller are complete and correct in all material respects and have been maintained in accordance with good business practice. True and complete copies of all minutes, resolutions, Membership Unit certificates and transfer ledgers of Seller are contained in the minute books and transfer ledgers that have been delivered to Buyer for inspection.

4.2 No Violations of Laws or Agreements, Consents or Defaults.

(a) The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of formation, limited liability company agreement or other operating agreement of Seller or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Seller, any assets of Seller.

(b) Except as set forth in Schedule 4.2(b), the delivery by Seller of this Agreement, the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which Seller is party, by which Seller is bound, or to which any of Seller’s assets are subject (including, without limitation, any agreement, instrument or commitment related to or arising from the Wachovia Debt), and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements other than such consents or approvals that the failure to receive which are not reasonably expected to have a material adverse effect on the transactions contemplated by this Agreement or the Related Agreements, the Business, or the assets of Seller, including the Purchased Assets .

(c) Seller is not in default under, or in violation of any provision of, its certificate of formation, operating agreement, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement that is material to the business of Seller.

4.3 No Subsidiaries. Seller does not own any interest in and does not control, directly or indirectly, any other corporation, association or business organization. Seller is not a party to any joint venture or partnership.

4.4 Financial Information.

(a) Attached hereto as Schedule 4.4(a) are true and complete copies of the Financial Statements. The Financial Statements (except as may be disclosed therein), fairly present the financial position and the results of operations of Seller as of the dates and for the periods indicated. The Financial Statements provide for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the respective dates thereof.

(b) Except for obligations incurred in the ordinary course of business since December 31, 2007 or as set forth on Schedule 4.4(b), (i) there are no liabilities or obligations of Seller whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, required in accordance with GAAP or otherwise to be reserved against or disclosed in the Financial Statements, which are not so reserved or disclosed, (ii) to the knowledge of Seller, there is not any past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability or obligation and (iii) Seller has no liability or obligation, singularly or in the aggregate, whether accrued, absolute, contingent or otherwise, as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

(c) Except as disclosed on Schedule 4.4(c), the Financial Statements do not reflect any income or expense that was unusual in nature, nonrecurring, extraordinary, or otherwise not in the ordinary course of Seller’s Business, consistent with past practices.

(d) All tangible assets used by Seller in the Business are reflected in the Financial Statements except those sold, transferred or otherwise disposed of, or purchased or otherwise acquired, in the ordinary course of business.

4.5 Absence of Certain Changes. Since December 31, 2007, except as set forth on Schedule 4.5, and except for transactions contemplated by this Agreement, Seller has conducted the Business only in the ordinary course and consistent with past practice, and has not:

(a) suffered any material adverse change;

(b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and consistent with past practice (including obligations or liabilities arising from one transaction or a series of related or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(c) declared, set aside or paid any dividend or distribution in respect of any Membership Units or other equity interest of Seller or redeemed, purchased or otherwise acquired any Seller equity interest;

(d) issued, delivered, or sold, or authorized the issuance, delivery or sale of, any securities or any option or rights with respect thereto, or modification or amendment of any right of any holder of outstanding securities with respect thereto;

(e) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent, known or unknown, or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the balance sheet dated as of (the “Balance Sheet Date”) included in the Financial Statements (the “Balance Sheet”) or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(f) permitted or allowed any of the assets or properties of Seller to be subjected to any Encumbrance, restriction or charge of any kind, except for (a) Encumbrances related to Taxes not yet due and payable, (b) Encumbrances for landlord’s warehouseman’s, mechanic’s, materialmen’s and other similar liens for sums not overdue, (c) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, and (d) those Encumbrances listed on Schedule 4.5(f) (collectively, “Permitted Encumbrances”);

(g) written down the value of any inventory or written off as uncollectible any notes or accounts receivable;

(h) canceled any debts, or waived any claims or rights of substantial value;

(i) sold, transferred or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

(j) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any Person other than an Affiliate any invention, discovery, know-how, trade secret, formula, process or other intellectual property not theretofore a matter of public knowledge that is material to the Business;

(k) granted any general increase in the compensation of employees of Seller (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of Seller in excess of merit increases consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

(l) made any capital expenditure or commitment for capital expenditures other than those capital expenditures or commitments that have been paid in full;

(m) made any change in any method of accounting or accounting practice or failed to maintain the books and records of Seller in the ordinary course of business and consistent with past practice;

(n) failed to maintain any of its properties or equipment in good operating condition and repair, subject to ordinary wear and tear;

(o) failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to its knowledge, taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

(p) entered into any transaction or made or entered into any material contract or commitment, or terminated or amended any material contract or commitment, except in the ordinary course of business and consistent with past practice, and not in excess of current requirements;

(q) taken any action that could reasonably be expected to have a material adverse effect on the business organization of Seller or Seller’s current relationships with its customers, employees, suppliers, distributors, advertisers, subscribers or others having business relationships with Seller; or

(r) agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4.5.

4.6 Licenses; Regulatory Approvals. Seller holds all Authorizations required or necessary to be applied for or obtained in connection with the Business as presently conducted by Seller, except where the failure to obtain such Authorizations would not have a material adverse effect. All such Authorizations are listed on Schedule 4.6. Except as set forth on Schedule 4.6, all such Authorizations relating to the Business, operations and facilities of Seller are in full force and effect and will remain in full force and effect following the consummation of the transactions contemplated hereby. Any and all past litigation concerning such Authorizations, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since the Balance Sheet Date such adjudication has not had a material adverse effect on Seller. Except as set forth on Schedule 4.6, no such Authorization has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legislative or administrative), arbitration or other process is pending, or to the knowledge of Seller, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such Authorization.

4.7 Regulatory Matters.

(a) Except as may be disclosed in Schedule 4.7(a), (i) Seller is not the subject of any outstanding, nor, to the knowledge of Seller, any threatened, investigation, audit, review or other examination of Seller by any Authority with respect to Seller or the Business, and (ii) Seller is not subject to, nor has Seller received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any Authority with respect to Seller or the Business.

(b) To the knowledge of Seller, there is no proposed or pending change in any law or regulation affecting the Business which would have a material adverse effect on Seller.

4.8 Tax Matters.

(a) Seller has timely prepared and filed in accordance with applicable laws, rules and regulations all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns, information statements and reports, required to be filed by it, or Seller has prepared and filed appropriate requests for extensions to file such Tax Returns and all such requests have been granted and have not expired in accordance with applicable Tax laws, rules and regulations. Complete and correct copies of all Tax Returns of Seller for the last three (3) years have been delivered to Buyer and are listed on Schedule 4.8(a).

(b) All such Tax Returns correctly and completely reflect the information required to be presented therein in all respects. Seller has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

(c) Except as disclosed on Schedule 4.8(c) (which lists good faith tax disputes), Seller has paid all Taxes that have become due and payable to (or claimed to be due and payable by) the appropriate Tax Authorities. Seller has made full provision or reserve in the Financial Statements for all Taxes for which Seller is or may be accountable on or before the dates thereof, including distributions made on or before such dates or provided for in such Financial Statements, and adequate provision has been made in such Financial Statements for deferred Tax for which Seller is or may be accountable on or before the dates thereof in accordance with GAAP and in the aggregate do not materially fail to provide for potential Tax liabilities. All estimated Tax payments of Seller that have become due and payable prior to the date of this Agreement have been paid. No claim has ever been made by an Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.

(d) Seller has properly withheld all Taxes from the salaries, wages or other compensation paid to officers, employees or other persons, and has paid such Tax to the appropriate Tax Authorities.

(e) No event, transaction, act or omission has occurred which could result in Seller becoming liable for any Tax which is primarily or directly chargeable against or attributable to a Person other than Seller or which is charged by reference to the income or gains of another Person. In the event that Seller has been part of a consolidated group of taxpayers, Seller is not liable for any Tax obligations of the other members of the group.

(f) To Seller’s knowledge, no Tax Return (or item in a Tax Return) is currently under audit by any Tax Authority, and there are no agreements for the waiver of any statute of limitations in respect of any Taxes or for the extension of time for the assessment or payment of any Tax. Seller is not, and does not expect to be, involved in any dispute in relation to any Tax matters, and to Seller’s knowledge no Tax Authority has investigated or indicated that it intends to investigate Seller’s Tax matters. Seller is not aware of any facts which may constitute the basis for the proposal of any Tax deficiencies for any unexamined year.

(g) Seller is not a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that would not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Seller is not a party to or bound by any Tax allocation or sharing agreement (other than Seller’s limited liability company agreement). Seller (i) has at all times been classified as a partnership, and not as a corporation, for federal income tax purposes and (ii) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Seller has not entered into any transaction or course of conduct (other than legitimate, good faith Tax planning) designed in whole or in part to evade Taxes contrary to applicable Tax Law.

4.9 Litigation Claims.

(a) There is no action, suit, claim, investigation or proceeding, whether at law or in equity (a “Claim”), pending or, to the knowledge of Seller, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by Seller or Seller in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

(b) Schedule 4.9(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Claim pending or, to the knowledge of Seller, threatened against or affecting Seller. None of the pending or threatened Claims set forth on Schedule 4.9(b), if adversely determined, would individually or in the aggregate, result in a material adverse effect on Seller. To the knowledge of Seller, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any Claim, other than those listed on Schedule 4.9(b). Except as set forth in Schedule 4.9(b), there is no outstanding or, to the knowledge of Seller, threatened judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Seller.

(c) Except as disclosed in Schedule 4.9(c), there is no Claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) pending, or to the knowledge of Seller, threatened, relating directly or indirectly to any product manufactured or sold, or any services performed, by Seller.

4.10 Properties, Contracts; Leases and Other Agreements; Bank Accounts.

(a) Seller does not own any real property.

(b) All leasehold interests for real property and any material personal property used by Seller in the Business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, the agreements for which are listed on Schedule 4.10(b). All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or threatened with respect to such properties. Seller has not assigned or subleased its interests under such leases or the assets covered thereby. Each such lease has been duly and validly executed, is in full force and effect and constitutes the valid and binding agreement of the parties thereto. Any additional business offices maintained by Seller during the past two (2) years are also listed by location on Schedule 4.10(b).

(c) Except as set forth on Schedule 4.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of Seller, Seller does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Schedule 4.10(c) may be prepaid at any time without premium or penalty.

(d) Except as set forth in Schedule 4.10(d), Seller is not a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

(e) Except as set forth in Schedule 4.10(e), Seller is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of Seller not referred to elsewhere in this Agreement which:

(i) involve potential payments by Seller or incurring by Seller of costs or obligations, of more than $5,000 in the aggregate;

(ii) involve payments based on profits of Seller;

(iii) relate to the future purchase of goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;

(iv) include powers of attorney or grants of agency by Seller;

(v) cannot be canceled by Seller without penalty or premium on no more than thirty (30) days’ notice;

(vi) were not made in the ordinary course of business; or

(vii) otherwise materially affect the Business or financial condition of Seller.

(f) Except as set forth in Schedule 4.10(f), no contracts material to the Business or financial condition of Seller are terminable or are subject to modification by reason of the consummation of the transactions contemplated by this Agreement and the Related Agreements, and Seller has not received notice of any potential termination or modification of such contracts.

(g) Except as set forth in Schedule 4.10(g), neither Seller, nor any other party, is in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which Seller is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause Seller, or, to the knowledge of Seller, any other party, to be in default thereunder.

(h) Set forth on Schedule 4.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which Seller has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

(i) All material Contracts to which Seller is a party, including, without limitation, any contract or agreement disclosed on Schedules 4.10(b), 4.10(d) and 4.10(e) (i) are valid and enforceable in accordance with their respective terms; (ii) no Default (as defined below) exists under any Contract either by Seller or, to the knowledge of Seller, by any other party thereto; (iii) Seller is not aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) Seller has no knowledge of any present intention on the part of any significant customer or supplier or other business partner of Seller to either (A) terminate or significantly change its existing business relationship with Seller either now or in the foreseeable future, or (B) fail to renew or extend its existing business relationship with Seller at the end of the term of any existing contractual arrangement such entity may have with Seller. For purposes of this Agreement, the term “Default” means, with respect to any Contract, (x) any breach of or default under such Contract, or (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of full or partial termination, cancellation or acceleration of any obligation with respect to such Contract.

(j) Set forth on Schedule 4.10(j) is an accurate and complete list showing all Contracts to which Seller is a party or by which it is bound.

(k) Set forth on Schedule 4.10(k) is an accurate and complete list showing (i) each vehicle, item of machinery, equipment, tools, and other tangible asset (other than real property) of Seller used in the Business and the location thereof and (ii) each vehicle, item of machinery, equipment, tools, and other tangible asset (other than real property) leased to or by Seller with respect to the Business under agreement, together with the location of such asset, the identities of the lessor and lessee, the annual rental, and the unexpired term of the lease.

(l) Except as set forth on Schedule 4.10(k) and those which are no longer in effect, Seller has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

4.11 Employee Matters; Benefit Plans; ERISA.

(a) Except as may be disclosed in Schedule 4.11(a), Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Seller and, to the knowledge of Seller, there is no present effort nor existing proposal to attempt to unionize any group of employees of Seller.

(b) Except as may be disclosed in Schedule 4.11(b):

(i) Seller is and has been in material compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Seller is not engaged in any unfair labor practices;

(ii) There is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board;

(iii) There is no labor dispute, strike, slowdown or stoppage pending or, to the knowledge of Seller, threatened against or directly relating to Seller; and

(iv) Seller has not experienced any work stoppage or other material labor difficulty during the past year.

(c) Except as described and attached to Schedule 4.11(c), Seller is not a party to any agreement for the employment, retention or engagement or severance of any officer, employee, agent, advisor or consultant.

(d) Schedule 4.11(d) contains a correct and complete list of all Benefit Plans maintained by Seller or to which Seller or any ERISA Affiliate (as defined below) contributes. Seller has delivered or made available to Buyer, with respect to all such Benefit Plans, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto); the most recent report of the enrolled actuary for any plans requiring actuarial valuation; all trust agreements with respect to the Benefit Plans; plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent Internal Revenue Service (“IRS”) determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

(e) Neither Seller nor any ERISA Affiliate participates in or maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Seller nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

(f) Neither Seller nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(g) Seller has made full payment of all amounts it is required, under applicable law or the terms of each Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records. Seller will pay such contributions to the Benefit Plans for the current plan year prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, has made adequate provision for reserves therefor. All such contributions are fully deductible by Seller for purposes of Seller’s federal income taxes, and Seller has no actual or potential liability for the 10 percent tax imposed by section 4972 of the Code.

(h) All Taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participants or beneficiaries under the Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

(i) All reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

(j) Each Benefit Plan required to be listed on Schedule 4.11(d) that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to Seller’s knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code. Each trust maintained under any such Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

(k) Each Benefit Plan required to be listed on Schedule 4.11(d) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law. There are no pending investigations by any governmental agency involving such Benefit Plans, no termination proceedings involving the Benefit Plans, and, to Seller’s knowledge, no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability nor, to Seller’s knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(l) Neither Seller nor any “party in interest” (as defined in section 3(14) of ERISA) or “disqualified person” (as defined in section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available. No Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a “reportable event” (as defined in section 4043 of ERISA) or to any event requiring disclosure under section 4062(e) or 4063(a) of ERISA.

(m) Seller is in full compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the health insurance obligations (sometimes referred to as “HIPAA”) imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

(n) Other than the group health plan continuation coverage requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, Seller does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee’s termination of employment.

(o) Except as set forth on Schedule 4.11(o), Seller is not a party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement and the Related Agreements, or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Related Agreements.

4.12 Personnel.

(a) Schedule 4.12(a) contains a true and complete list of the following information for all persons employed by Seller, including each employee on leave of absence or layoff status:

(i) Name

(ii) Job title

(iii) Department (if applicable)

(iv) Location of Employment

(v) Indicate Billable/Non Billable

(vi) Hourly Rate

(vii) Annual Salary (Current)

(viii) Gross Salary 2007 and Year to Date 2008

(ix) Bonus paid 2007 and Year to Date 2008

(x) Hire date

(xi) Vacation accrued

(xii) Service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, option, cash bonus, ownership plan

(xiii) Severance pay

(xiv) Any assignment of inventions or similar agreement

(xv) Social Security Number

(xvi) Copies of performance reports

(xvii) All disciplinary records

(b) Schedule 4.12(b) contains a correct and complete description of Seller’s performance measurement and compensation policies and procedures as they relate to employees in effect as of the Closing Date and for the year prior to the Closing Date.

(c) Schedule 4.12(c) lists all Persons who are currently performing services for Seller who are classified as “consultants” or “independent contractors” the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 4.12(c) and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged by Seller as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable Laws.

(d) Except as disclosed in Schedule 4.12(d), (i) none of the employees of Seller has notified or otherwise indicated to Seller that he or she intends to terminate his or her employment with Seller, or not to continue employment after the Closing, (ii) Seller does not have a present intention to terminate the employment of any employee, (iii) to the knowledge of Seller, no employee of Seller has since January 1, 2008 received an offer of an employment from any other Person, (iv) to the knowledge of Seller, no employee of Seller is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any Person that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee or (B) the business or operations of Seller, (v) to the knowledge of Seller, no employee of Seller is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with or to a former employer relating to the right of any such employee to be employed by Seller, and (vi) Seller is not and never has been engaged in any dispute or litigation with an employee or former employee.

(e) Seller is in compliance, and has complied, in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Seller is not liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws. Seller is not engaged, and to the knowledge of Seller has never engaged, in any unfair labor practice of any nature. The employees of Seller have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Except as set forth on Schedule 4.12(e), Seller has not failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(f) Seller, and, to the knowledge of Seller, each of its employees, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of Seller will expire during the six-month period following the date of this Agreement. Schedule 4.12(f) sets forth (i) a true and complete list of all current employees of Seller, if any, who are employed in the United States, but are not citizens of the United States or who are not permanent residents of the United States, together with a listing of each such employee’s visa status and visa expiration date, and (ii) each employee regarding whom Seller has received a notice challenging or otherwise relating to such employee’s authorization to work in the United States. Seller has not received any written notice of any inspection or investigation relating to any alleged noncompliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (collectively, “IRCA”), nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

4.13 Ownership Sufficiency and Condition of Properties.

(a) Seller owns and has good and valid title to each and all of the Purchased Assets, free and clear of any Lien, other than Permitted Encumbrances.

(b) There are no agreements affecting the right of Seller to convey the Purchased Assets to Buyer or any other right of Seller with respect to the Purchased Assets, and Seller has the absolute right, authority, power, and capacity to sell, assign, and transfer the Purchased Assets to Buyer free and clear of any Encumbrance, other than Permitted Encumbrances.

(c) Upon execution and delivery to Buyer of the Bill of Sale and the Intellectual Property Assignment, Buyer will acquire good and valid title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

(d) The Purchased Assets constitute all of the rights, properties, and assets necessary for Buyer to operate the Business in the same manner operated by Seller prior to Closing. The Purchased Assets and the Excluded Assets constitute all of the assets of Seller.

(e) Except for inventory that is excess, damaged or obsolete, for which Seller has established in the aggregate an adequate reserve in the Balance Sheet in accordance with GAAP, the inventory reflected in the Balance Sheet, if any, and not disposed of or reserved since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of the Business, in accordance with past practices and is adequate as of the date hereof for the Business as conducted as of such date.

4.14 Product and Service Warranties. Except as set forth on Schedule 4.14, each product or service delivered or licensed by Seller has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and, to the knowledge of Seller, Seller has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by Seller is subject to any guaranty, warranty, or other indemnity.

4.15 Intellectual Property.

(a) Except as set forth on Schedule 4.15(a), Seller owns, free and clear of all Encumbrances of every nature, kind and description, except for Permitted Encumbrances, and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), domain names (including www.psgolive.com), all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, computer programs, software, including all object and source codes, programming tools and all other techniques used or necessary for the conduct of the Business as now conducted (collectively, the “Intellectual Property”).

(b) Schedule 4.15(b) contains an accurate and complete list of (i) all such patents, trademarks, trade names, service marks, assumed names and copyrights, and all applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers, (ii) all licenses, permits and other agreements relating thereto, and (iii) all agreements relating to any of such Intellectual Property that Seller is licensed or authorized to use by others. The patents, trademarks, service marks and copyrights, licenses, permits and other agreements constituting a part of such Intellectual Property and solely owned by Seller, if any, are valid, subsisting and enforceable, and are duly recorded in the name of Seller.

(c) All software, other than generally available software such as Microsoft Office, and other standard “off-the-shelf” software, and generally available system development tools, that is either marketed to customers of Seller as a program or as part of a service to support the Business is owned by Seller or Seller has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or Encumbrance, except for Permitted Encumbrances and as may be set forth in any license agreement listed in Schedule 4.15(c). To the extent third party software is marketed to customers of Seller together with the Intellectual Property solely owned by Seller, the third party rights have been identified in Schedule 4.15(c), all necessary licenses have been obtained and no royalties or payments are due from Seller to third parties except as identified on Schedule 4.15(c).

(d) Except as set forth on Schedule 4.15(d), to the knowledge of Seller, Seller has the sole and exclusive right to use the patents, service marks and copyrights listed in Schedule 4.15(b) and the trademarks and trade names listed in Schedule 4.15(b), in each case, in all jurisdictions in which the Business is conducted or in which any products of the Business are distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

(e) No claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by Seller of any of the Intellectual Property and, to the knowledge of Seller, there is no valid basis for any such claim, and, to the knowledge of Seller, the use or other exploitation of the Intellectual Property by Seller does not infringe on or dilute the rights of any Person; and, to the knowledge of Seller, no Person is infringing on the rights of Seller with respect to any of the Intellectual Property.

(f) Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of Seller, including computer programs, trade secrets and other confidential information. Except as disclosed in Schedule 4.15(f), no Person has any marketing rights to the Intellectual Property of Seller. To the knowledge of Seller, no Person listed in such schedule is in breach or default under its obligations.

(g) Seller has made available to Buyer all documents in Seller’s custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

4.16 Insurance. Schedule 4.16 lists all policies of insurance owned or held by Seller or insuring its assets. All current premiums and any other obligations under such insurance have been paid, and all such policies are valid and enforceable and in full force and effect on the date hereof. Seller has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

4.17 Relationships.

(a) Other than general economic conditions, Seller has no knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect Seller after the Closing Date.

(b) Schedule 4.17(b) lists the 10 largest customers of Seller as a percentage of revenues for fiscal year 2007, as well as year-to-date 2008. Seller’s relationships with its customers, clients and vendors are satisfactory, and Seller has no knowledge of any facts or circumstances, including a change of control in the ownership of Seller, that might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships and the Business.

(c) Except as disclosed in Schedule 4.17(c), Seller has no knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of Seller, any purchaser of goods or services from Seller, any employee or independent contractor significant to the conduct or operation of Seller or any party to any agreement to which Seller is a party.

(d) Seller has no knowledge of any present or future condition or state of facts or circumstances, including a change of control in the ownership of Seller (except as contemplated by this Agreement), that would materially prevent the Business of Seller from being carried on after the Closing Date in essentially the same manner as it is presently being carried on.

4.18 Compliance With Laws.

(a) Except as set forth in Schedule 4.18(a), the operations and activities of Seller has previously and continues to comply with all applicable Laws as in effect on or before the date of this Agreement, including without limitation, all rules and regulations of the Occupational Safety and Health Administration. The conduct of the Business of Seller as presently conducted does not conflict with the rights of any other Person or violate or, with or without the giving of notice or the passage of time, or both, will not violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of formation or operating agreement as presently in effect or, to the knowledge of Seller, any Encumbrance, lease, license, agreement, Laws or understanding to which Seller is a party or by which it may be bound or affected. Seller has received no notice or communication from any Person asserting a failure to comply with any Laws, nor has Seller received any notice that any authority or third party intends to seek enforcement against Seller to compel compliance with any such Laws.

(b) (i) Seller has not made, and, to the knowledge of Seller, no officer, director, employee, agent or other representative of any of them acting on behalf thereof has made, directly or indirectly, with respect to the business of Seller, any illegal bribes, kickbacks or other illegal payments of a similar nature, or illegal political contributions with corporate funds not recorded in the corporate records of Seller, illegal payments from Seller funds to governmental officials, or illegal payments from corporate funds to obtain or retain business either within the United States, the Philippines or elsewhere, and (ii) neither Seller nor, to the knowledge of Seller, any officer, employee or agent of Seller acting on its behalf, nor any other Person acting on its behalf has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction) which (A) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past might have had a material adverse effect to Seller, or (C) if not continued in the future, might result in a material adverse effect to Seller.

4.19 Environmental Matters.

(a) Seller has not obtained and is not required to obtain, any permits, licenses or other authorizations under any applicable Environmental Laws.

(b) Except as set forth on Schedule 4.19, Seller is, to its knowledge, in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Except as set forth on Schedule 4.19, since Seller’s formation, no written notice, demand, request for information, citation, summons or complaint has been received or order has been issued, no complaint has been filed, no suit or action has been instituted, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Seller, threatened by any governmental entity or other Person with respect to any (i) alleged violation by Seller of any Environmental Law or liability thereunder, (ii) alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (iii) release of Hazardous Substances by or on behalf of Seller, or (iv) any Environmental Liabilities attributed to Seller.

(c) Except as set forth on Schedule 4.19, there are no Environmental Liabilities that have had, or could reasonably be expected to have individually, or in the aggregate, a material adverse effect with respect to Seller.

(d) Except as set forth on Schedule 4.19, to the knowledge of Seller, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Seller or a material fine or penalty imposed on or attributable to Seller, or that may otherwise have a material adverse effect with respect to Seller or does or could interfere with or prevent compliance with any Environmental Laws or give rise to any common law or other legal liability.

(e) No Hazardous Substances have been manufactured, treated, stored, transported or disposed of by Seller, or otherwise deposited by Seller, in or on or are present beneath properties currently or formerly owned, leased or used by Seller in violation of, or which may be required to be investigated or remediated under, any applicable Environmental Laws.

(f) There has been no disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substance as a result of the actions or omissions of Seller (i) on, from or affecting any properties owned, leased or used by Seller, or (ii) for which Seller is, is alleged or may be held to be, responsible as a result of conduct occurring or conditions existing at or before Closing.

4.20 Records. The books of account of Seller are sufficient, in all material respects, to prepare the Financial Statements in accordance with GAAP. The Books and Records of Seller accurately and fairly reflect, in all material respects, Seller’s income, expenses, assets and liabilities. Seller maintains internal accounting controls which provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (ii) all intercompany transactions, charges and expenses (x) are at fair arms length value and (y) are accurately reflected in all Financial Statements.

4.21 Receivables. Schedule 4.21 sets forth a true and complete list of all Receivables and the aging thereof as of September 30, 2008. All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Seller to collect such Receivables, and have been fully collected or are fully collectible as of the Closing Date or are fully reserved against in the Balance Sheet.

4.22 Related Party Transactions. Except as set forth on Schedule 4.22, there have been no transactions or contractual relationships during the two (2) fiscal years ended December 31, 2007 or between December 31, 2007 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships between Seller on the one hand and any Related Party directly or indirectly, on the other hand. All such transactions have been on terms and conditions no less favorable to Seller than could have been obtained from any independent party after arms-length negotiations.

4.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding Membership Interests is the only vote of the holders of any class or series of Seller equity interests necessary to approve this Agreement and the transactions contemplated hereby.

4.24 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Buyer or Seller for any commission, fee or other compensation as a finder or broker because or any act or omission by Seller or Seller.

4.25 Disclosure. No representation or warranty by Seller contained in this Agreement, and no representation or warranty contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The financial projections relating to Seller delivered to Buyer by Seller have been prepared in good faith based on assumptions that management of Seller are reasonable, and neither the Owner nor Seller is aware of any fact or information that would lead them or it to believe that such projections are materially incorrect or misleading in any material respect.

4.26 Securities Matters. Seller understands that none of the shares of Zanett Stock included in the Consideration (including the shares of Zanett Stock underlying any option grants pursuant to Section 3.2(b)) has been registered under the Securities Act, on the grounds that the issuance thereof in connection with the transactions contemplated by this Agreement and the Related Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act (“Regulation D”), and that the reliance of Buyer on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this Section 4.26.

(a) The Zanett Stock will be acquired by Seller for its own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and Seller will not distribute or transfer any of the Zanett Stock in violation of the Securities Act.

(b) Seller: (i) acknowledges that the Zanett Stock to be issued as part of the Consideration is not registered under the Securities Act and must be held indefinitely by Seller unless the Zanett Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of the Zanett Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by the Seller for resale of the Zanett Stock, and (iv) is aware that Buyer is not obligated to register any sale, transfer or other disposition of the Zanett Stock.

(c) Seller is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D) and has such knowledge and experience in financial and business matters that it is fully capable of evaluating the risks and merits of its investment in the Zanett Stock.

(d) Seller acknowledges and agrees that the certificates representing the Zanett Stock issuable as Consideration will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to Zanett’s stock transfer agent.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF Owner

As a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Owner hereby makes the following representations and warranties as of the date hereof, each of which is relied upon by Buyer regardless of any investigation made or information obtained by or on behalf of Buyer:

5.1 Power and Authority; Ownership.

(a) Owner is an adult individual with full power and authority to own his properties, to manage his fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his obligations hereunder and thereunder. Owner is not subject to any legal disability which would prevent him from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for Owner or any of his assets. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against Owner seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

(b) This Agreement and each of the Related Agreements to which Owner is a party constitute the legal, valid and binding obligations of him, enforceable against him, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Owner owns all of the issued and outstanding equity interests of Seller. Owner has good and marketable title to all of the outstanding Membership Units, free and clear of all Encumbrances and restrictions, legal or equitable, of every kind. Owner has full and unrestricted legal right, power, and authority to sell, assign, and transfer the Membership Units held by him without obtaining the consent or approval of any other person, entity, or governmental authority.

5.2 No Violations of Laws or Agreements, Consents or Defaults.

(a) The execution and delivery of this Agreement by Owner and the consummation by Owner of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Owner, or any assets of Owner.

(b) Except as set forth in Schedule 5.2(b), the delivery by the Owner of this Agreement, the Related Agreements and the consummation by Owner of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which he is party, by which he is bound, or to which any of his assets are subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements other than such consents or approvals that the failure to receive which would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or the Related Agreements, the Business, or the assets of Seller.

5.3 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Buyer or Seller for any commission, fee or other compensation as a finder or broker because or any act or omission by Owner.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF Buyer

As a material inducement for Seller and Owner to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties as of the date hereof, each of which is relied upon by Seller and the Owner regardless of any investigation made or information obtained by Seller and the Owner:

6.1 Organization, Existence and Capital Stock.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) All of the shares of Zanett Stock issued in connection with the transactions contemplated by this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. The shares of Zanett Stock issued to Seller in connection with the transactions contemplated by this Agreement will be issued in the name of Seller, with Seller as record holders of such shares, and Seller shall have good and marketable title to such shares of Zanett Stock, free of any liens and Encumbrances, other than those created by or through Seller pursuant to the Lock Up Agreement or otherwise.

6.2 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, Buyer has the corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its certificate of incorporation, its by-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. This Agreement is a valid obligation Buyer and is legally binding on Buyer in accordance with its terms.

6.3 No Violations of Laws.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of Buyer or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction Buyer or any of its assets.

(b) The delivery by Buyer of this Agreement, the Related Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will not result in a material breach or violation of the term of, or constitute a material default under, any agreement, instrument, or commitment to which Buyer is a party, by which is bound, or to which any of Buyer’s assets are subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements other than such consents, or approvals, that are not reasonably expected to have a material adverse effect on the transactions contemplated by this Agreement or the Related Agreements.

(c) Buyer, is not in material default under, or in violation of any provision of, its certificate of incorporation or bylaws, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement that is material to the business of Buyer.

6.4 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Buyer for any commission, fee or other compensation as a finder or broker because or any act or omission by Buyer or its Affiliates.

6.5 Litigation Claims. There is no Claim pending or, to the knowledge of Buyer, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by Buyer in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto, shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of 24 months following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization; Qualification; Corporate Records), Section 6.1 (Organization, Existence and Capital Stock), and Section 5.1 (Power and Authority; Ownership) shall survive closing indefinitely and the representations and warranties contained in, Section 4.8 (Tax Matters), 4.11 (Employee Matters; Benefit Plans; ERISA) and 4.19 (Environmental Matters) shall survive the Closing and any investigations made by or on behalf of the relevant party until 60 days following the expiration of the applicable statute of limitations. All representations and warranties contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 9.2(a), 9.3(a) and this Section 7.1. Notwithstanding the foregoing, the covenants and agreements of Buyer, Seller and Owner made herein shall survive the Closing and shall continue in full force and effect indefinitely. The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty. Each of Buyer, Seller and Owner shall notify the other parties in writing of the discovery of any inaccuracy in any representation or warranty of any party hereto.

7.2 Indemnification.

(a) Subject to the terms and conditions of this Article VII, following the Closing, Seller and Owner shall jointly and severally, indemnify, defend and hold harmless Buyer (and its respective officers, directors, employees, Affiliates, successors or assigns other than the Owner) (collectively, the “Buyer Indemnified Parties”), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, “Damages”) asserted against, resulting to, imposed upon, suffered or incurred by a Buyer Indemnified Party, directly or indirectly, by reason of or resulting from (i) any failure of Seller or Owner to duly perform or observe any covenant or agreement to be performed or observed by any of them, pursuant to this Agreement or any Related Agreement and/or (ii) a breach of any representation, warranty, covenant or agreement of Seller or Owner contained in or made pursuant to this Agreement or any of the Related Agreements.

(b) Subject to the terms and conditions of this Article VII, Buyer shall indemnify, defend and hold harmless Seller and Owner (and Seller and Owner’s respective heirs, representatives and assigns) (collectively, the “Seller Indemnified Parties”) at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties, directly or indirectly, by reason of or resulting from: (i) the assertion against Owner or Seller of any claim for payment or performance of any obligation, debt, or liability in connection with Buyer’s operation of the Business from and after the Closing, (ii) any failure of Buyer to duly perform or observe any covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement or any Related Agreement; or (iii) a breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement or any Related Agreement.

(c) Buyer’s maximum liability to the Seller Indemnified Parties under this Section 7.2 shall not exceed the Consideration received by the Seller hereunder.

(d) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnified Party hereunder for any punitive or exemplary damages, or any consequential, special or multiple damages, except to the extent such damages have been recovered by a third person (including a Governmental Authority) and are the subject of a third party claim for which indemnification is available under this Article VII.

(e) Except as expressly provided in this Agreement, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

7.3 Conditions of Indemnification. The obligations and liabilities of Buyer, on the one hand, and Seller and Owner, on the other hand, as indemnifying parties (each, an “Indemnifying Party”) to indemnify Seller Indemnified Parties or Buyer Indemnified Parties, as applicable (each, an “Indemnified Party”), under Section 7.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 7.2 unless it shall have been prejudiced by the omission to provide such notice. In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 7.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel). The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.

ARTICLE VIII.

COVENANTS.

8.1 Public Disclosures. Buyer, Seller and Owner will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of any national securities exchange or automated quotation system on which the Zanett Stock is listed or quoted. The parties shall issue a joint press release, mutually acceptable to Seller and Buyer, promptly upon execution and delivery of this Agreement.

8.2 Confidentiality. Buyer, Seller and Owner shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives in connection with the transactions contemplated by this Agreement, including, without limitation, the terms and conditions of the Agreement (except to the extent that such information shall be shown to have been (a) already known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) (“Confidential Information”), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

8.3 Affirmative Covenants of Seller. Prior to the Closing, unless Buyer agrees otherwise in writing:

(a) Seller will maintain its existence as a limited liability company and will conduct the Business and its operations in the usual and ordinary course of business in accordance with past custom and practice, including, without limitation, maintaining adequate working capital balances, collecting accounts receivable, paying accounts payable, making repair and maintenance capital expenditures and managing cash accounts generally, all in the usual and ordinary course of business and in compliance in all material respects with all Laws, authorizations, contracts and agreements (including those identified in the Schedules).

(b) Seller will carry on the Business in substantially the same manner as presently conducted and keep its business organizations and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with employees, lessors, licensors, suppliers and customers and others having business relations with it.

(c) Seller shall maintain its Books and Records in accordance with past practice, and use best efforts to maintain in full force all licenses, certificates and other regulatory approvals required or necessary to be applied for or obtained in connection with the Business (except where the failure to maintain such licenses, certificates or other regulatory approvals would not have a material adverse effect) and all insurance policies and binders.

(d) Seller shall promptly advise Buyer in writing of the threat or commencement against Seller or Owner of any dispute, action, claim, investigation or proceeding by, against or affecting Seller or any of its operations, assets or prospects, or which questions or may affect the validity of this Agreement or the Related Agreements or any action taken or to be taken by Seller or Owner in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

(e) Seller shall pay any and all amounts owed to any holder of Membership Units and shall collect any and all amounts owed to Seller by any holder of Membership Units. There shall be no receivables or payables to or from Owner on the Closing Balance Sheet, other than reasonable reimbursable business expenses incurred in the ordinary course within 30 days prior to the date of the Closing Balance Sheet.

(f) Seller shall promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of Seller or Seller set forth in this Agreement or the Related Agreements (including but not limited to any acquisitions, sale of license of any material portion of its assets, or amendments to any material distribution, licensing, or other material agreements).

(g) Seller shall cooperate with Buyer to obtain prior to Closing, searches (the “Searches”), in all appropriate jurisdictions, for state and federal tax liens, judgment liens, Uniform Commercial Code financing statements and pending litigation against Seller or its assets; provided that, such Searches shall be performed by a nationally recognized company satisfactory to Buyer, and Seller shall be responsible for the cost thereof.

8.4 Negative Covenants of Seller. Prior to the Closing, unless Buyer agrees otherwise in writing:

(a) Seller will not take any action or permit to occur any event within Seller’s reasonable control which, if taken or occurring prior to the date hereof would require any disclosure in the Schedules, or would breach any covenant of Seller or Owner, or cause any representation or warranty of Seller or Owner to be untrue as of the Closing.

(b) Seller will not (i) make or permit any change in its authorized, issued or treasury securities of its equity securities, (ii) grant any option or right to purchase Seller’s securities, (iii) issue or make any commitment to issue any security, including any security convertible into Membership Units, (iv) grant any registration rights, (v) purchase, redeem, retire or make any other acquisition of any securities, or (vi) declare, set aside or pay any dividends, redeem or make any other distributions on or with regard to its equity.

(c) Seller will not amend its certificate of formation or operating agreement.

(d) Seller will not fail to pay or discharge when due any liability or obligation of Seller.

(e) Seller will not (i) make any payments to officers, directors, partners, managers, trustees or beneficiaries other then in the ordinary course of business and in accordance with past custom and practice or (ii) make any loans or enter into any transactions or contracts with any holder of Membership Units or an Affiliate of any holder of Membership Units, other than in the ordinary course of business and as contemplated by this Agreement.

(f) Seller will not, except as specifically contemplated by this Agreement, (i) enter into any material contract, agreement or transaction, (including but not limited to any acquisitions, sale of license of any material portion of its assets, or amendments to any material distribution, licensing, or other material agreements), (ii) change, accelerate or alter the payment terms of any existing material Contracts, or (iii) incur any additional debt, other than in the ordinary course of business in accordance with past custom and practice.

(g) Seller will not hire any employees, change any employee’s compensation, pay any bonus or enter into any severance arrangements, or accelerate the vesting of any restricted stock or stock options.

(h)  Seller shall deliver to Buyer all Tax clearance certificates necessary for Buyer to avoid any potential successor liability for the Taxes of Seller, dated as of the Closing or the most recent practical date before the Closing.

8.5 Payment of Wachovia Debt.

(a) Prior to and following the Closing, Seller shall use its best efforts to collect Receivables for sales made or services performed prior to the Closing Date (“Pre-Closing Receivables”) in a manner consistent with its past business practice and without discounting payment of such Pre-Closing Receivables. Seller shall immediately apply all Pre-Closing Receivables collected to repay the Wachovia Debt in full (the “Debt Repayment”). Within 2 business days of the Debt Repayment, Seller shall or shall cause Wachovia Bank to have all Encumbrances affecting the Purchased Assets released and discharged and shall provide to Buyer evidence reasonably satisfactory to Buyer (including, without limitation, a UCC-3 termination statement) that such Encumbrances have been released and discharged of record.

(b)  Following the Debt Repayment, Seller shall take all necessary action to promptly transfer the remaining Pre-Closing Receivables to Buyer. Any Pre-Closing Receivables transferred to Buyer pursuant to this Section 8.5(b) shall be deemed a Purchased Asset for purposes of this Agreement..

8.6 Payment of American Express Debt. Prior to or promptly following the Closing, Buyer shall pay the American Express Debt on behalf of the Seller.

8.7 Performance Period Financial Statements; Annual Reports. Within 90 days after the end of each Performance Period, Buyer shall deliver to Owner an income statement for such Performance Period and a balance sheet as of the end of such Performance Period. These financial statements (“Performance Period Financial Statements”) shall (i) be prepared from monthly financial statements prepared by Buyer in accordance with GAAP as applied on a basis consistent with Seller’s past practices and (ii) set forth the Adjusted Income and Revenue of Buyer for such Performance Period (including the figures used and calculations made to determine the Adjusted Income and Revenue).

8.8 Accounting Disputes. Notwithstanding anything to the contrary in this Agreement, if Seller has any dispute relating to the determination of Actual Net Working Capital or the amount of Adjusted Income or Revenue for any purpose hereunder, then Seller will notify Buyer, in writing, of each disputed amount (collectively, the “Disputed Amounts”), specifying the grounds for such dispute, within 15 Business Days after delivery of the Closing Financial Statements, the Performance Period Financial Statements or other notice containing such determination, as the case may be. If Buyer and Seller cannot resolve any such dispute within 10 Business Days after delivery of such notice, then such dispute will be resolved by an independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”). If Buyer and Seller do not agree upon a mutually acceptable Independent Accounting Firm within the 10 Business Day period after delivery of the notice, Buyer and Seller will each select an independent accounting firm, and the Independent Accounting Firm will be selected by the firms chosen by Buyer and Seller. The determination of the Independent Accounting Firm (i) will be made as promptly as practicable, (ii) will be prepared in accordance with GAAP and this Agreement, and (iii) will be final and binding on the parties, absent manifest error, which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm will be allocated evenly between Buyer and the Seller, provided, however, that if the determination of the Independent Accounting Firm results in a restatement of more than 10% of the Actual Net Working Capital, Adjusted Income or Revenue claimed by Seller, then the Buyer shall pay all expenses related to the engagement of the Independent Accounting Firm; provided further, however, that if the determination of the Independent Accounting Firm results in a restatement of less than 10% of the Actual Net Working Capital, Adjusted Income or Revenue claimed by Buyer, then the Seller shall pay all expenses related to the engagement of the Independent Accounting Firm.

8.9 Audit; Cooperation. Following the Closing, Owner and Seller shall cooperate with Buyer in connection with Buyer’s preparation of financial statements, and, if necessary, an audit (the “Audit”) of the financial performance of Seller, for all periods required in connection with Buyer’s reporting obligations under the United States securities laws. Such cooperation shall include, but not be limited to, providing full access to the Books and Records, any work papers generated in connection therewith, Seller personnel, Seller’s outside auditors and assisting Buyer in obtaining any required consent of such outside auditors in connection with Buyer’s reporting obligations under the United Stated securities laws. From and after the Closing Date and until the end of the final One-Year Performance Period, Buyer shall permit Seller and its counsel, accountants, engineers, consultants and other authorized representatives to have full and complete access to all documents, books, contracts and records relating to the Business (but not to Zanett or Buyer generally) and to make copies thereof during normal business hours in order to permit Seller to conduct investigations and reviews relative to this Agreement. Seller and its representatives shall conduct such investigations and reviews in such manner as shall not interfere with or disrupt the conduct of business of Zanett or Buyer.

8.10 Acknowledgment Regarding Reorganizations and Similar Transactions. Seller and Owner hereby acknowledge and agree that, notwithstanding anything to the contrary set forth herein, Buyer shall be entitled to consummate any sale, merger, reorganization, consolidation or other similar transaction involving Seller, in each case to a Person that is an Affiliate of Buyer or Zanett, without requiring any consent of Seller, and the consummation of such transaction shall not be deemed to violate any provision of this Agreement; provided, however, that such sale, merger, reorganization, consolidation or other similar transaction shall not release Buyer from its obligations hereunder.

ARTICLE IX.

CONDITIONS TO CLOSING.

9.1 Mutual Conditions. The respective obligations of each party to effect the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Buyer, Owner and Seller).

(a) None of Buyer, Owner or Seller nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of any material portion of the assets or Business of Seller, taken as a whole.

(b) No statute, rule or regulation, shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the transactions contemplated by this Agreement illegal.

(c) Buyer, Owner and Seller shall have received all consents, approvals and authorizations of third parties (including governmental approvals) that are required of such third parties prior to the consummation of the transactions contemplated by this Agreement, in form and substance acceptable to Buyer or Seller, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the Business of Seller.

9.2 Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by Buyer):

(a) The representations and warranties of Seller and Owner contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Seller and Owner contained herein that are not so qualified shall be true in all material respects as of such dates.

(b) Seller and the Owner shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby, (b) could reasonably be expected to have a material adverse effect on Buyer’s ability to exercise control over or manage Seller after the Closing or (c) could reasonably be expected to have a material adverse effect on the Business of Seller.

(d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

(e) Buyer shall have received an opinion of Jones, Foster, Johnston & Stubbs, P.A., counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

(f) Buyer shall have received from Seller at least 2 business days prior to Closing, payoff letters from American Express Company providing for the payoff amount as of Closing, of the American Express Debt.

(g) Buyer shall have received reasonable evidence that all indebtedness of Seller has been paid in full other than the Wachovia Debt.

(h) Buyer shall have received satisfactory evidence that all debt owed by Seller to Dana Johnson has been assigned as personal debt of Owner.

(i) Buyer shall have received the Searches in accordance with Section 8.3(g). Seller shall have had all Encumbrances, other than Permitted Encumberances, affecting Seller or its assets released and discharged (whether or not such Encumbrances are reflected in the Searches or the Schedules). Buyer shall have received evidence reasonably satisfactory to it (including, without limitation, UCC-3 termination statements) that such Encumbrances have been released and discharged of record.

(j) Buyer shall have received a consent from Wachovia Bank consenting to the transactions contemplated by this agreement, in a form acceptable to Buyer in its sole discretion.

(k) Each Key Employee shall have entered into a confidentiality, non-competition, and non-solicitation agreement (the “Confidentiality, Non-Competition, and Non-Solicitation Agreement”), substantially in the form of Exhibit C.

(l) Each Key Employee shall have accepted Buyer’s offer of employment with Buyer pursuant to an offer letter, in a form acceptable to Buyer in its sole discretion.

(m) Seller and Owner shall have entered into a lock-up agreement with Zanett (the “Lock-up Agreement”), substantially in the form of Exhibit D.

(n) The lease agreement between Seller, Dana Johnson and Owner for the property located at 631 US Highway One, Suite 412, North Palm Beach, Florida, shall have been assigned to Buyer.

(o) Zanett’s Executive Committee and Buyer’s Board of Directors shall have approved the Agreement and the transactions contemplated hereby.

(p) Zanett’s lender, LaSalle Bank National Association, shall have approved the Agreement and the transactions contemplated hereby, including the assumption of the Wachovia Debt by Buyer.

(q) There shall have been no material adverse change to the Business from the date hereof to the Closing.

9.3 Conditions to the Obligations of Seller and the Owner. The obligations of Seller and the Owner under this Agreement at the Closing are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by Seller and the Owner):

(a) The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Buyer contained herein that are not so qualified shall be true in all material respects as of such dates.

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the business of Buyer or Seller (following the Closing).

(d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

ARTICLE X.

MISCELLANEOUS

10.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Buyer:

Zanett Commercial Solutions, Inc.
c/o Zanett, Inc.
635 Madison Avenue
15th Floor
New York, NY 10022
Attention: President
Facsimile: (646) 502-1808

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
Attention: Stephen T. Burdumy, Esq.
Facsimile: (215) 988-2757

If to Seller:

PS GoLive LLC
631 US Highway One, Suite 412
North Palm Beach, FL 33401

with a copy to (which shall not constitute notice):

Jones, Foster, Johnston & Stubbs, P.A.
505 Flagler Drive, Suite 1100
West Palm Beach, FL 33401
Attention: John S. Trimper, Esq.
Facsimile: (561) 650-0490

If to Owner:

Michael Johnson
124 Satinwood Lane
Palm Beach Gardens, FL 33408

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

10.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

10.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

10.4 Right of Setoff. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to set-off (i) any amounts due to Buyer from Owner hereunder, whether by reason of overpayment of the Consideration or, indemnification under Article VII, or otherwise, against (ii) amounts due from Buyer to Seller or Owner hereunder. Any set-off shall be applied against amounts payable to the Seller or Owner in the chronological order all amounts of every kind payable to Seller or Owner are due until the set-off is complete. Notwithstanding any provision hereof to the contrary, upon making a claim for indemnification under Article VII, Buyer may withhold from amounts otherwise due hereunder an amount equal to Buyer’s reasonable estimate of the amount of such claim until such time as the actual amount of Buyer’s indemnification claim, and right of set-off hereunder, is determined. Claims for indemnification for which Buyer exercises its right of set-off hereunder shall be promptly submitted to binding arbitration in New York in accordance with the rules and regulations of the American Arbitration Association. The arbitrators will be selected by the American Arbitration Association. The determination of the arbitrator(s) will be conclusive and binding upon the parties, and any determination by the arbitrator(s) of any award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement. Each party will bear its own expenses with respect to such arbitration. Any amount withheld by Buyer pursuant to the set-off right under this Section 10.4 that the arbitrator(s) determines was in excess of the amount that Seller or Owner was liable for under the indemnification claim brought to such arbitration shall be returned forthwith to Seller or Owner. The arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

10.5 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York.

10.6 Integration of Exhibits and Schedules. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

10.7 Entire Agreement. This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

10.8 Expenses. Except as set forth on Schedule 4.4(b) or as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

10.10 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

10.11 Termination Events. By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller or Owner, such breach has not been cured within 10 days following receipt by Seller of notice of such breach, and such breach has not been waived by Buyer;

(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer such breach has not been cured within 10 days following receipt by Buyer of notice of such breach, and such breach has not been waived by Seller;

(c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by December 15, 2008; provided, however, that the right to terminate this Agreement under this Section 10.11(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of such transaction to occur on or before such date; or

(d) by mutual consent of Buyer, Seller, and the Owner.

10.12 Effect Of Termination. Each party’s right of termination under Section 10.11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.11, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Article X will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Seller and the Owner have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

ZANETT COMMERCIAL SOLUTIONS, INC.

By:	/s/ Claudio Guazzoni
Name: Claudio Guazzoni
Title: President

PS GOLIVE LLC

By:	/s/ Michael Johnson
Name: Michael Johnson
Title: Sole Member

/s/ Michael Johnson
Michael Johnson

The following schedules to the agreement have been omitted. The registrant will furnish a supplementary copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 1.1	Current Assets and Current Liabilities
Schedule 2.1(b)	Seller’s Tangible Property
Schedule 2.1(c)	Seller’s Contracts
Schedule 2.1(e)	Seller’s Authorizations
Schedule 2.2(b)	Consents
Schedule 2.3(i)	Excluded Assets
Schedule 2.4(a)	Assumed Liabilities
Schedule 2.4(b)	Assumed Liabilities
Schedule 2.5(r)	Excluded Capital Lease Obligations
Schedule 2.7(b)	Third Party Consents
Schedule 4.1(b)	Jurisdiction in which Seller is Authorized to Do Business
Schedule 4.1(c)	Seller’s Managers and Officers
Schedule 4.1(d)	Change in Shares; Action Requiring Written Consent of Buyer
Schedule 4.1(e)	Changes to Equity Interests of Holders of Seller’s Membership Units
Schedule 4.1(f)	Seller’s Fictitious Name Registration
Schedule 4.2(b)	Violation or Breach of Agreements; Consents Required
Schedule 4.4(a)	Financial Statements
Schedule 4.4(b)	Liabilities
Schedule 4.4(c)	Unusual, Nonrecurring, Extraordinary or Not in Ordinary Course Income or Expense
Schedule 4.5	Occurrence of Certain Change
Schedule 4.5(f)	Permitted Encumbrances
Schedule 4.6	Seller’s Authorizations
Schedule 4.7(a)	Regulatory Matters
Schedule 4.8(a)	Tax Returns
Schedule 4.8(c)	Tax Disputes
Schedule 4.9(b)	Claims Against Seller
Schedule 4.9(c)	Legal Claims Against Seller Relating to Seller’s Products or Services
Schedule 4.10(b)	Leases
Schedule 4.10(c)	Loans, Extension of Credit and Advances
Schedule 4.10(d)	Acquisition of Assets or Capital Stock of Another Business
Schedule 4.10(e)	Other Agreements
Schedule 4.10(f)	Material Contracts Effected by APA or Related Agreements
Schedule 4.10(g)	Agreements Subject to Potential Default
Schedule 4.10(h)	Bank, Brokerage, Mutual Fund, Investment Company, Investment Advisor and other Financial Institution Accounts
Schedule 4.10(j)	Contracts
Schedule 4.10(k)	Owned Leased Vehicles, Machinery, Equipment, Tools and other Tangible Assets
Schedule 4.11(a)	Collective Bargaining Agreements or Efforts
Schedule 4.11(b)	Employment Compliance and Employee Relations
Schedule 4.11(c)	Employee Agreements
Schedule 4.11(d)	Employee Benefit Plan
Schedule 4.11(o)	Change of Control Agreements
Schedule 4.12(a)	Employee Information
Schedule 4.12(b)	Employee Valuation Methods
Schedule 4.12(c)	Consultants and Independent Contractors
Schedule 4.12(d)	Employee Termination
Schedule 4.12(e)	Employee Compensation Dispute
Schedule 4.12(f)	Non-Resident Employees

Schedule 4.14	Product and Service Warranties
Schedule 4.15(a)	Encumbrances on Intellectual Property
Schedule 4.15(b)	Intellectual Property
Schedule 4.15(c)	Software
Schedule 4.15(d)	Non-Exclusive Intellectual Property
Schedule 4.15(f)	Intellectual Property Marketing Rights
Schedule 4.16	Insurance
Schedule 4.17(b)	Top Ten Customers
Schedule 4.17(c)	Threats of Customer Discontinuance
Schedule 4.18(a)	Legality of the Business and Operations of Seller
Schedule 4.19	Environmental Liabilities
Schedule 4.21	Receivables
Schedule 5.2(b)	Breach of Agreements